Exhibit 10.4

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

(A North Carolina Limited Liability Company)

Dated as of December 27, 2023

THE OWNERSHIP INTERESTS AND UNITS REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH OWNERSHIP INTERESTS AND UNITS MAY NOT BE SOLD, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

EXHIBIT A – NAMES AND ADDRESSES OF THE MEMBERS

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) OF LGM ENTERPRISES, LLC, a North Carolina limited liability company (the “Company”), is made and entered into and becomes effective as of December 27, 2023 (the “Effective Date”) by and among the Company, EG Acquisition Corp., a Delaware corporation, as the managing member of the Company (together with any successor managing member permitted pursuant to this Agreement, the “Managing Member”), and the Members.

RECITALS:

A. The Company was formed as a North Carolina limited liability company on October 3, 2011 upon the filing of its Articles of Organization with the office of the Secretary of State of the State of North Carolina under and pursuant to the Act.

B. The Company and certain Members hereto previously entered into that certain Operating Agreement of the Company, dated as of October 3, 2011, as amended (the “Previous Agreement”).

C. In connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the Previous Agreement in its entirety to, among other things, (i) restructure the capitalization of the Company to (x) authorize the issuance of Common Units to EG Acquisition Corp. and (y) reclassify the Existing Company Interests into Common Units as set forth herein, and (ii) appoint EG Acquisition Corp. as the Managing Member.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise expressly provided herein, the following terms with initial capital letters have the meanings set forth below whenever used in this Agreement:

“Act” means the North Carolina Limited Liability Company Act, as from time to time amended, and any successor to the Act. Any reference in this Agreement to a specific statutory provision of the Act shall, unless otherwise specifically excluded, include any successor provision(s) to the referenced provision.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) decreased for any items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for (i) any amount such Member is (A) obligated to restore upon liquidation of the Company pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(b)(3) or (B) treated as being obligated to restore pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(c), and (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and is not limited, for instance, to the ownership of more than fifty percent (50%) of the voting securities of a corporate Person. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Agreement” has the meaning given to such term in the Preamble.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of North Carolina, as amended or restated from time to time.

“Assumed Tax Rate” has the meaning set forth in Section 6.3.2.

“BBA Audit Provisions” means the provisions for United States federal income tax audits of entities taxable as a partnership in subchapter C of chapter 63 of the Code.

“Black-Out Period” means any “black-out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Redeeming Member is subject (or shall be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” means the Board of Directors of the Managing Member.

“Book Value” means, with respect to any asset or property of the Company (including any property of any Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes), the Company’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed, or deemed contributed, by a Member to the Company shall be the gross fair market value of such asset at the time of contribution (as determined in good faith by the Managing Member).

(b) If so elected by the Managing Member, the Book Value of all Company assets shall be adjusted to equal their respective gross fair market value as of any time such adjustment would be allowable under Treasury Regulations section 1.704-1(b)(2)(iv)(f) (as determined in good faith by the Managing Member).

(c) The Book Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution (as determined in good faith by the Managing Member).

(d) The Book Value of each item of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m) and clause (f) of the “Profits and Losses” definition herein or Section 5.2.7 hereof; provided, however, that the Book Value shall not be adjusted pursuant to this clause to the extent that the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this clause.

If the Book Value of an asset has been determined or adjusted pursuant to clauses (a), (b) and (d), such Book Value shall thereafter be adjusted in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(g).

“Capital Account” means, with respect to any Member, the separate account maintained for such Member in accordance with the provisions of this Agreement.

“Capital Contribution” means a contribution of money or other property by a Member to the Company.

“Cash Settlement” means an amount of immediately available funds in U.S. dollars equal to the product of (a) the number of Redeemed Units multiplied by (b) the average of the daily VWAP of a share of Class A Common Stock for the ten (10) Trading Days immediately prior to the date of delivery of the relevant Redemption Notice.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Managing Member entitled to vote;

(b) the stockholders of the Managing Member approve a plan of complete liquidation or dissolution of the Managing Member or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Managing Member of all or substantially all of the Managing Member’s assets (including a sale of all or substantially all of the assets of the Company); or

(c) there is consummated a merger or consolidation of the Managing Member with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Managing Member immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of, or economic interest in, the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Managing Member immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.5.1.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Managing Member.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Managing Member.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Common Unit” means a Unit which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Common Units under this Agreement.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article XIII hereof.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board.

“Covered Person” has the meaning set forth in Section 9.1.1.

“Covered Proceeding” has the meaning set forth in Section 9.2.2.

“Direct Exchange” has the meaning set forth in Section 11.3.1.

“Dissolution Event” is defined in Section 12.1.1.

“Draft Tax Statements” has the meaning set forth in Section 8.3.2.4.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any debt or equity securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit, ownership interest, appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or ownership interests, or recapitalization, exchange, merger, consolidation or other reorganization.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Managing Member to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.3.2.

“Excluded Instruments” has the meaning set forth in Section 4.11.

“Existing Company Interests” means the issued and outstanding Ownership Interests of the Company immediately prior to the Effective Date.

“Final Tax Statements” has the meaning set forth in Section 8.3.2.4.

“Fiscal Year” means (a) any twelve (12)-month period commencing on January 1 and ending on December 31 or (b) any portion of the period described in clause (a) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article V, subject to, in either case for tax matters, Section 706 of the Code.

“Flow-Thru Tax Return” means an income Tax Return of the Company or its Subsidiaries for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the Company under applicable tax law (including, for the avoidance of doubt, any IRS Form 1065 of the Company or any of its Subsidiaries).

“GAAP” means U.S. generally accepted accounting principles, in effect as of the date of determination thereof.

“Issuance Items” has the meaning set forth in Section 5.2.8.

“Lender” has the meaning set forth in Section 10.4.2.

“LLC Tax Costs” has the meaning set forth in Section 8.1.6.

“Managing Member” has the meaning set forth in the Preamble.

“Managing Member Equity Plan” means any stock incentive or equity purchase plan or other similar equity compensation plan now or hereafter adopted by the Managing Member.

“Members” means the Persons identified as the Members on Exhibit A hereto and such other Persons who may become Members from time to time under the terms of this Agreement, but does not include any Person who has ceased to be a member of the Company. Any reference to a particular Member or holder of an Ownership Interest shall include successors and permitted transferees of such Member. “Members” refers to such Persons as a group. At any time that there is only one Member of the Company, the term “Members” when used in this Agreement means and refers to the one Member.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulations section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Representative” means Thomas James Segrave, Jr.

“Member Schedule” has the meaning set forth in Section 7.1.1.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(b)(1).

“Nonrecourse Liability” means a liability of the Company for which no Member bears the economic risk of loss within the meaning of Treasury Regulations section 1.752-2.

“Optionee” means a Person to whom a Stock Option is granted under any Managing Member Equity Plan.

“Ownership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement with which such Member is required to comply.

“Partnership Representative” has the meaning set forth in Section 8.1.1.

“Percentage Interest” means, with respect to any Member as of any time, the percentage determined by dividing the number of Units held by the Member as of such time by the total number of Units then outstanding.

“Permitted Holder” means (i) the Stockholder Parties (as defined in the Stockholders’ Agreement) as of the Effective Date; (ii) any Permitted Transferee (as defined in the Stockholders’ Agreement) that becomes party to the Stockholders’ Agreement; (iii) any Affiliate of any of the foregoing; or (iv) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock beneficially owned by such “group.”

“Permitted Transfer” has the meaning set forth in Section 10.2.2.

“Permitted Transferee” has the meaning set forth in Section 10.2.2.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, and any government or subdivision thereof or any governmental or regulatory agency.

“Previous Agreement” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other applicable period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition, any expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code), and any expenditures resulting in a deduction for a loss incurred in connection with the sale or exchange of Company property that is disallowed to the Company under Sections 267(a)(1) or 707(b) of the Code, in each case, shall be subtracted from such taxable income or loss;

(c) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation as computed on the Company’s books and records for accounting purposes;

(d) if the Book Value of any Company property is adjusted pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(f), the aggregate amount of such adjustment shall be included and taken into account in computing Profits or Losses pursuant to the terms of this Agreement, as if the Company recognized gain or loss on a sale of such assets at such time equal to the amount of such aggregate adjustments;

(e) upon any actual or deemed distribution to a Member of any Company property (other than cash or cash equivalents) with respect to any Units, there shall be included and taken into account any unrealized gain or unrealized loss attributable to such distributed property, as if such unrealized gain or unrealized loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to the fair market value of such property;

(f) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the disposed of property, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(g) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(h) notwithstanding any other provision hereunder, any items that are specially allocated pursuant to Sections 5.2 and 5.3 of this Agreement shall not be taken into account in computing Profits or Losses; and

(i) such other adjustments shall be made as are reasonably required in the good faith discretion of the Managing Member in order for the allocations under Article V to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Items of Company income, gain, loss, deduction, and expense that are to be specially allocated under any provision hereof shall be computed in a manner consistent with the computation of “Profits and Losses.”

“Pubco Offer” has the meaning set forth in Section 10.5.2.

“Purchase Agreement” means certain that Equity Purchase Agreement, dated as of October 17, 2022, by and among the Company, the Managing Member, the Members, and Sponsor.

“Redeemed Units” has the meaning set forth in Section 11.1.1.

“Redeeming Member” has the meaning set forth in Section 11.1.1.

“Redemption” has the meaning set forth in Section 11.1.1.

“Redemption Date” has the meaning set forth in Section 11.1.1.

“Redemption Notice” has the meaning set forth in Section 11.1.1.

“Redemption Right” has the meaning set forth in Section 11.1.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Effective Date, by and among the Managing Member, the Sponsor and the other parties thereto from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Securities Act” means the U.S. Securities Act of 1933 and the rules promulgated thereunder, each as amended from time to time.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Sponsor” means EG Sponsor LLC, a Delaware limited liability company.

“Stock Option” has the meaning set forth in Section 4.14.1.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the Effective Date, by and among the Managing Member and the other parties thereto from time to time.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than fifty percent (50%) of the outstanding voting securities or that is required to be consolidated with the initial Person under GAAP. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.

“Tax Date” has the meaning set forth in Section 4.14.2.2.

“Tax Distributions” has the meaning set forth in Section 6.3.1.

“Tax Distribution Amount” has the meaning set forth in Section 6.3.2.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among the Company, the Managing Member and the other parties named therein.

“Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached schedule and supporting information that is filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or payment of a tax.

“Tax Withholding/Payment Amounts” has the meaning set forth in Section 6.4.

“Trading Day” means a day on which The New York Stock Exchange (NYSE) or such other principal United States securities exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, exchange, transfer, or assignment (including a pledge or other grant of a security interest), whether voluntary or involuntary.

“Transferee” has the meaning set forth in Section 10.3.

“Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means each of the Common Units, which collectively constitute all of the Ownership Interests of the Company. Each individual Unit constitutes a fractional part of the Ownership Interest of each Member in the Company representing the relative interest, rights and obligations a Member has with respect to certain economic rights, voting, and other items pertaining to the Company as set forth in this Agreement. Unless otherwise provided herein, references in this Agreement to “Units” of a Member include all or the portion of such Member’s Ownership Interest that is represented by or attributable to, or otherwise relates to, such Units. Whole, as well as fractional, numbers of Units may be issued by the Company and/or owned by Members.

“Upstairs Warrants” has the meaning set forth in Section 4.11.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the principal U.S. securities exchange on which Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

“Warrant Agreements” has the meaning set forth in Section 4.11.

“Warrants” has the meaning set forth in Section 4.11.

1.2 Successor Statutes and Agencies; Global Terms. Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or Person, as the case may be.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

2.1 Formation and Tax Classification. The Company has been previously formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company shall and shall continue to be classified as a partnership for federal, state and local income and franchise tax purposes, unless and until the Company has only one owner or the Members (other than the Managing Member) give Consent to the Company’s making of an affirmative election to be classified for federal income tax purposes as an association taxable as a corporation. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.2 Continuation of the Company. The Members hereby continue the Company as a limited liability company under the Act and agree to operate the Company on the terms and subject to the conditions and for the purposes and the term set forth herein. The rights and obligations of Members with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement to the greatest extent permitted by law, and where the Act provides for rights and obligations specified in the Act that differ from or are inconsistent with the rights and obligations set forth in this Agreement, such rights and obligations shall be as set forth in this Agreement rather than as set forth in the Act, to the greatest extent permitted by law. As of the Effective Date, any previous agreement for the formation, organization, or governance of the Company (including, but not limited to, the Previous Agreement) is hereby superseded and amended by substituting this Agreement in its entirety. The Managing Member shall, from time to time, execute or cause to be executed all such certificates, instruments and other documents, and do, make, or cause to be done or made all such filings, recordings, publishings and other acts as the Managing Member may deem necessary or appropriate to comply with the requirements of law for the continuation and operation of the Company in all jurisdictions in which the Company shall desire to conduct its business.

2.3 Company Name. The name of the Company is “LGM Enterprises, LLC.” The business of the Company shall be conducted under such name or such other name as shall be designated from time to time by the Managing Member in compliance with the Act.

2.4 Term of Company. The term of the Company commenced on October 3, 2011, the effective date of the filing of the Articles of Organization with the Secretary of State of the State of North Carolina pursuant to the Act. The Company shall continue in existence in perpetuity, unless the Company’s Articles of Organization are amended to provide for a definite period of duration, in which case the Company shall continue in existence until the close of business on the last day of such period, or unless the Company is sooner dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

2.5 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

2.6 Title to Company Property. Title to Company property may be held in the name of the Company or a nominee of the Company.

ARTICLE III

MANAGEMENT

3.1 Management of the Company.

3.1.1 The business and affairs of the Company shall be managed by and under the direction of the Managing Member. Except for those acts and things as to which approval by the Members is expressly required by the Articles of Organization, this Agreement, the Act, or other applicable law, including, without limitation, Section 3.6 hereof, the Managing Member shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company and, except as expressly otherwise provided in this Agreement as it may be amended from time to time, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of the Company as set forth herein.

3.1.2 The Managing Member shall have the sole power to bind the Company, except and to the extent that such power is expressly delegated by the Managing Member pursuant to Section 3.2. Any reference in this Agreement to a decision, determination, or other action which may be made or taken by the Managing Member shall mean that such decision, determination, or other action may be made or taken in the sole and absolute discretion of the Managing Member (or in the sole and absolute discretion of any Person to whom the Managing Member has expressly delegated the authority or duty to make or take such decision, determination, or other action pursuant to Section 3.2).

3.1.3 Any instrument regarding a matter approved by the Managing Member and/or Members, as appropriate, may be executed and delivered on behalf of the Company by the Managing Member; no other signature shall be required for any such instrument to be valid, binding, and enforceable against the Company in accordance with its terms. All Persons may rely thereon and shall be exonerated from any and all liability if they deal with the Managing Member on the basis of documents approved and executed on behalf of the Company by the Managing Member.

3.1.4 The Managing Member may not be removed.

3.1.5 Except for the allocations and distributions provided herein with respect to any Units owned by the Managing Member, the Managing Member shall not receive any compensation, whether in the form of a management fee or otherwise, for serving in such capacity.

3.2 Officers. The Managing Member may, from time to time, delegate to one or more Persons (including any other Member, any officer of the Company or of any Member, or any member, partner, shareholder, or Affiliate of any Member) such authority and duties and assign such titles to such Persons as the Managing Member shall determine; provided, however, that any delegation of authority by the Managing Member hereunder shall not relieve the Managing Member from its duties and responsibilities set forth in the Act or in this Agreement. Any such delegation pursuant to this Section 3.2 may be revoked at any time by the Managing Member.

3.3 No Management by Members. No Member (other than the Managing Member, in its capacity as such) shall take part in the day-to-day management, operation, or control of the business and affairs of the Company. Except and only to the extent expressly provided for in this Agreement and as delegated by the Managing Member, no Member or other Person, other than the Managing Member, shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Notwithstanding the foregoing, nothing in this Section 3.3 shall limit the rights of any Person under the Purchase Agreement or the Tax Receivable Agreement.

3.4 Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to:

(a) the identity of any officers of the Managing Member, any officer of the Company, or any Member thereof;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any agreement, instrument, or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

3.5 Personnel; Expenses; Insurance; Reimbursements; Related Party Transactions.

3.5.1 The Company may employ or contract with personnel to carry on the Company’s business. Subject to the terms of any employment, consulting, or other contract to which the Company or any of its Subsidiaries is a party and to any other provision of this Agreement, the Managing Member may employ, dismiss from employment, terminate and determine the compensation of any and all employees, agents, independent contractors, attorneys, accountants, and such other persons as it shall determine to be necessary, advisable, incidental, or convenient. Without limiting the generality of the foregoing, the Company may employ or contract any Person who is a Member or a member, partner, shareholder, or Affiliate of a Member, provided that such employment or contract are on commercially reasonable terms.

3.5.2 The Managing Member may cause the Company to purchase, at the Company’s expense, (a) such liability, casualty, property, life, and other insurance as the Managing Member in its discretion deems necessary, advisable, incidental, or convenient to protect the Company’s assets and personnel against loss or claims of any nature, and (b) any insurance covering the potential liabilities of any contractor for, or agent or employee of, the Company or the Managing Member, and any of the officers, directors and employees of the Managing Member or the Company, and potential liabilities of the Managing Member or any other Person serving at the request of the Managing Member as a director and/or officer of a corporation or official of any other Person in which the Company has an investment; provided, however, that the Managing Member shall not be liable to the Company or other Members for its failure to purchase any insurance or its failure to purchase insurance with adequate coverage.

3.5.3 The Company may reimburse the Members, officers, and employees of the Company for all out-of-pocket expenses incurred by such Persons on behalf of the Company in accordance with such reimbursement policies as may be established by the Managing Member, as such policies may be limited by the terms of any applicable employment agreement and any agreement that may be entered into among the Members amending the terms of this Agreement. In addition, the Company shall reimburse and indemnify and hold harmless the Managing Member for the direct and indirect costs of carrying on its business, including, without limitation, (a) operating, administrative and other similar costs, (b) any insurance, legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any income tax liabilities of the Managing Member (which shall include any withholding tax liabilities with respect to the Managing Member)), (c) fees and expenses related to any securities offering, investment or acquisition transaction authorized by the Managing Member, (d) other fees and expenses in connection with the maintenance of the existence of the Managing Member, (e) any other liabilities of the Managing Member to the extent permitted by law, and (f) any costs or expenses with respect to directors, officers or employees of the Managing Member. The Managing Member’s reasonable determination of which expenses may be reimbursed to a Member or officer of the Company, as applicable, and the amount of such expenses, shall be conclusive and binding on the Members. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of the Profits or a distribution or return of capital to any Member.

3.5.4 The Company may engage in any transaction or contract with any Member or Affiliate of a Member or any employee or officer of such Member or Affiliate of a Member, on such terms and conditions as may be prescribed by the Managing Member in its discretion.

3.6 Restrictions on the Managing Member’s Authority. The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the Consent of the Members (other than the Managing Member), and may not, without limitation:

(a) take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(b) perform any act that would subject a Member to personal liability in any jurisdiction or any other liability except as provided herein or under the Act; or

(c) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (i) the Managing Member or the Company from performing its specific obligations under Section 11.1 or Section 11.3 hereof or (ii) a Member from exercising its rights under Section 11.1 or Section 11.3 hereof to effect a Redemption or a Direct Exchange, respectively.

ARTICLE IV

MEMBERS, UNITS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

4.1 Identity of Members. In accordance with and subject to Section 2.1(b) of the Purchase Agreement, EG Acquisition Corp. has contributed or agrees to contribute (or, in respect of clause (c) of the definition thereof is deemed to have contributed) the Closing Date Cash Contribution Amount (as defined in the Purchase Agreement) to the Company, in exchange for which (a) the Company hereby issues a number of Common Units equal to the number of Net Outstanding Buyer Shares (as defined in the Purchase Agreement) and (b) EG Acquisition Corp. is admitted as a Member of the Company. The name and address of each Member as of the Effective Date are set forth on Exhibit A attached hereto, which Exhibit may be amended by the Managing Member without obtaining the Consent of the Members as of the effectiveness of any subsequent transfer or issuance of any Units that is in accordance with this Agreement.

4.2 Units.

4.2.1 As of the Effective Date, (a) each Member’s Ownership Interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, as determined by the Managing Member in accordance with this Agreement, and (b) the only authorized class of Units is Common Units. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

4.2.2 Except as otherwise determined by the Managing Member, the Company shall not cause the Company to in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Units or Equity Securities of the Company unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible securities, to maintain at all times a one-to-one ratio between (a) the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, and (b) the number of Common Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member.

4.2.3 Unless the Managing Member otherwise consents, Units shall not be represented by certificates. Notwithstanding the foregoing sentence, the Managing Member shall provide Members with Units represented by certificates to facilitate pledges pursuant to Section 10.4 or Transfers otherwise permitted by Article X of this Agreement.

4.3 Exchange of Existing Company Interests. As of the Effective Date, the Existing Company Interests automatically shall be exchanged into a commensurate number of Common Units pursuant to Section 2.1(a) of the Purchase Agreement. The number of Common Units issued to each holder of Existing Company Interests upon the foregoing exchange shall deemed to be issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

4.4 Limitation of Liability. Except as provided in the Act or as expressly provided in this Agreement, no Member of the Company shall be obligated personally for any debt, obligation, or liability of the Company or of any other Member solely by reason of being a Member of the Company. In no event shall any Member or former Member (a) be obligated to make any capital contribution or payment to or on behalf of the Company except as expressly provided for in this Agreement, (b) have any liability in its capacity as a Member in excess of such Member’s obligation to make capital contributions or other payments expressly provided for in this Agreement or (c) have any liability to return distributions received by such Member from the Company except as otherwise specifically provided in this Agreement or other related agreements, as expressly agreed to in another writing, or as may be required by applicable law.

4.5 Capital Contributions. No Member shall be required to make any Capital Contributions to the Company or to lend any funds to the Company unless all the Members agree. No Member shall have any personal liability for the payment or repayment of any Capital Contribution of any other Member or its predecessor. A Member is not entitled to interest on any Capital Contributions, or to a return of any Capital Contributions, except as specifically provided in this Agreement.

4.6 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv) and, to the extent consistent with said Treasury Regulations, in accordance with principles of this Section 4.6 for items accounted for from and after the date of this Agreement. In the maintenance of Capital Accounts for the Members, the following provisions shall apply:

4.6.1 The Capital Account of each Member shall be credited with: (a) the amount of any Capital Contribution made in cash by such Member; (b) the fair market value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member (as determined in good faith by the Managing Member); (c) allocations to such Member of Profits pursuant to Article V; and (d) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.6.2 A Member’s Capital Account shall be debited with: (a) the amount of any cash distributed to such Member; (b) the fair market value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member (as determined in good faith by the Managing Member); (c) allocations to such Member of Losses pursuant to Article V; and (d) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.6.3 The Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulations section 1.704-1(b)(2)(iv)(f) or as otherwise provided in the Treasury Regulations, increase or decrease the Capital Accounts of the Members in accordance with the rules of such Treasury Regulations and Treasury Regulations section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The fair market value of Company property used to determine such increases or decreases shall be determined in good faith by the Managing Member.

4.6.4 Following the date hereof, upon any Permitted Transfer by a Member of all or any portion such Member’s Units in accordance with the terms of this Agreement, so much of the Capital Account of the Transferring Member as is attributable to the Units so Transferred shall be Transferred to the Capital Account of the Transferee Member.

4.6.5 The provisions of this Section 4.6 and other portions of this Agreement relating to allocations and the proper maintenance of Capital Accounts are designed and intended to comply with the requirements of Treasury Regulations section 1.704-1(b). The Members intend that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member is authorized to modify the manner in which the Capital Accounts are maintained if the Managing Member determines, after consultation with the Company’s tax advisors, that such modification (a) is required or prudent to comply with the Treasury Regulations and (b) is not likely to have a material adverse effect on the amounts distributable to any Member of the Company.

4.7 Additional Ownership Interests.

4.7.1 The Managing Member shall have the right to cause the Company to create and/or issue additional Units or Equity Securities of the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Managing Member, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units or Equity Securities of the Company), in which event the Managing Member shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as the Managing Member reasonably and in good faith deems necessary to reflect such additional issuances (including amending this Agreement to increase the authorized number of Units or Equity Securities of any class, group or series, to create and authorize a new class, group or series of Units or Equity Securities and to add the terms of such new class, group or series of Units or Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Units or Equity Securities), in each case without the Consent of any Member. In connection with any issuance of any Units or Equity Securities of the Company pursuant to this Section 4.7.1, each Person who acquires such additional Units or Equity Securities of the Company (a) shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and (b) may be required in exchange for such additional Units or Equity Securities of the Company to make a Capital Contribution to the Company in an amount to be determined by the Managing Member.

4.7.2 The Company may issue preferred Ownership Interests, which may have such designations, preferences, and relative, optional or other special rights as shall be fixed by the Managing Member and, notwithstanding any provision to the contrary contained herein, the Managing Member may, without the Consent of any Member, make such amendments to this Agreement as are necessary or appropriate to effect the terms and conditions of any such issuance.

4.7.3 Each Person who subscribes for an additional Ownership Interest and satisfies the conditions established by the Managing Member shall be admitted to the Company as a Member in respect of said

Ownership Interest, effective upon the execution by such Person of a counterpart of this Agreement, without the Consent of the Members.

4.8 Advances. If any Member advances any funds to the Company, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member (which may be evidenced by a promissory note) and, unless otherwise specifically provided in this Agreement, shall be repaid to it by the Company with interest at a rate equal to (a) the prime interest rate as published in the Wall Street Journal from time to time or (b) such higher rate as may be approved by the Managing Member, and upon such other commercially reasonable terms and subject to such other conditions as may be determined by the Managing Member. Unless otherwise specifically provided in this Agreement, any such advance shall be payable and collectible only out of the Company’s assets or property, and the Members shall not be personally obligated to repay any part thereof. No Person who makes any such loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

4.9 No Resignation or Withdrawal; No Interest. Except as approved by the Managing Member in its sole discretion or as expressly provided herein, a Member (a) may not resign, withdraw, or dissociate from the Company prior to the dissolution and winding up of the Company in accordance with the provisions of Article XII, except in connection with a Transfer of all of such Member’s Ownership Interests, (b) may not receive the return of, or interest on, its Capital Contribution, Capital Account, or other amount, and (c) shall not have the right to petition or to take any action to subject the Company’s assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

4.10 Nature of Ownership Interest; No Partition. An Ownership Interest shall for all purposes be personal property. A Member has no interest in any of the Company’s assets or property. Each Member hereby waives any and all rights that it may have to maintain an action for partition of the Company’s assets or property.

4.11 Warrants. On the Effective Date, in connection with the transactions contemplated by the Purchase Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to the Managing Member pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and the Managing Member as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to the Managing Member the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. Excluding warrants, options or similar instruments governed by Section 4.14 (the “Excluded Instruments”), which shall be governed by such section, in the event any holder of a warrant (other than an Excluded Instrument) to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Managing Member agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements, and the Managing Member agrees that it shall not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company shall redeem a Warrant with similar terms held by the Managing Member.

4.12 Authorization and Issuance of Additional Common Units.

4.12.1 The Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing

Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (a) unvested shares of Class A Common Stock, (b) treasury stock or (c) preferred stock or other debt or Equity Securities (including, without limitation, warrants, options or rights) issued by the Managing Member that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other Equity Securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Managing Member to the equity capital of the Company). In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Managing Member shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by the Managing Member shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases or redeems the Managing Member’s preferred stock in a transaction not contemplated in this Agreement, the Managing Member shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Managing Member holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination of the Managing Member) are in the aggregate substantially equivalent to the outstanding preferred stock of the Managing Member so issued, transferred, delivered, repurchased or redeemed.

4.12.2 Except as specifically contemplated by this Agreement or otherwise determined by the Managing Member, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, the Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Managing Member and the number of outstanding shares of Class A Common Stock owned by the Managing Member. In addition, the Company and the Members shall undertake all actions that the Managing Member in its reasonable discretion determines are necessary, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member.

4.12.3 The Company shall only be permitted to issue additional Common Units, and/or establish other classes of Ownership Interests to the Persons and on the terms and conditions provided for in Section 4.7, this Section 4.12 or Section 4.14.

4.13 Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by the Managing Member, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Managing Member (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Managing Member. Notwithstanding the foregoing, the provisions of this Section 4.13 shall not apply in the event that such repurchase of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable law.

4.14 Managing Member Equity Awards.

4.14.1 Options Granted to Service Providers. If at any time or from time to time, an option to purchase shares of Class A Common Stock that was granted under any Managing Member Equity Plan to an employee or other service provider of the Company or its Subsidiaries (or any stock appreciation right or similar award, collectively, a “Stock Option”) is duly exercised:

4.14.1.1 For each share of Class A Common Stock with respect to which the Stock Option is exercised, the Managing Member shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from the Managing Member, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this Section 4.14.1.1).

4.14.1.2 The Managing Member shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, the Managing Member shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from the Managing Member, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 4.14.1.1 hereof (provided, that if such Stock Option is exercised on a cashless basis, the Managing Member shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the fair market value of a share of Class A Common Stock as of the date of exercise of such Stock Option (as determined in good faith by the Managing Member).

4.14.1.3 The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 4.14.1.2.

4.14.1.4 The Managing Member shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds considered to have been received by the Managing Member pursuant to Section 4.14.1.1 and Section 4.14.1.2 in connection with the exercise of such Stock Option. The Managing Member shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

4.14.2 Restricted Stock Granted to Service Providers. If at any time or from time to time, in connection with any Managing Member Equity Plan, any shares of Class A Common Stock are issued to an employee of the Company or its Subsidiaries (including (a) any shares of Class A Common Stock that are subject to forfeiture in the event such employee terminates his or her employment with the Company or any Subsidiary, and (b) any shares of Class A Common Stock issued in settlement of restricted stock units or any other non-Stock Option award under a Managing Member Equity Plan) in consideration for services performed for the Company or any Subsidiary:

4.14.2.1 the Managing Member shall issue such number of shares of Class A Common Stock as are to be issued to such employee in accordance with the applicable Managing Member Equity Plan;

4.14.2.2 on the date (such date, the “Tax Date”) that the value of such shares is includible in taxable income of such employee, the following events shall be deemed to have occurred: (a) the Managing Member shall be deemed to have contributed such shares of Class A Common Stock to the Company (and, if such employee is an employee of, or other service provider to, a Subsidiary, the Company shall be deemed to have contributed such shares to such Subsidiary) for an equivalent amount of Common Units and (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such employee.

4.14.3 Future Managing Member Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member, the Managing Member and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 4.14, and that the Managing Member and the Company may make any amendments that are necessary or advisable to this Section 4.14 to accommodate such administration, without the requirement of any further Consent or acknowledgement of any other Member.

ARTICLE V

ALLOCATIONS

5.1 Allocations of Profits and Losses.

5.1.1 After giving effect to the special allocations set forth in Sections 5.2 and 5.3 hereof, Profits and Losses (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in Profits and Losses) for any Fiscal Year shall be allocated as follows:

5.1.1.1 Profits and Losses for such Fiscal Year shall be allocated to the Capital Accounts of the Members so as to ensure, to the maximum extent possible, that the Capital Accounts of the Members as of the end of such Fiscal Year, as increased by the sum of the amounts described in clause (b) of the definition of “Adjusted Capital Account Deficit” herein with respect to such Member as of the end of such Fiscal Year, are equal to the aggregate distributions that the Members would be entitled to receive if all of the assets of the Company were sold for their Book Value (without any adjustment being deemed to be made to the Book Value of the Company’s assets in respect of the presumed liquidation thereof), the liabilities of the Company were paid in full (except that Nonrecourse Liabilities and Member Nonrecourse Debts shall be paid only to the extent, with respect to each asset subject to such a liability, the amount of the liability does not exceed the Book Value), and the remaining proceeds were distributed as of the end of such Fiscal Year in accordance with the order and priority set forth in Article XII. The allocations made pursuant to this Section 5.1.1.1 are intended to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder.

5.1.1.2 In the event that the allocation of Losses pursuant to Section 5.1.1.1 above would result in a Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year, and at such time there are other Members who would not, as a result of such allocation, have an Adjusted Capital Account Deficit, then all Losses in excess of the amount that can be allocated until the foregoing circumstance occurs shall instead be allocated among the Members not having Adjusted Capital Account Deficits on a proportionate basis until each such Member would similarly be caused to have an Adjusted Capital Account Deficit. At such time as a further allocation of Losses cannot be made without causing a Member to have an Adjusted Capital Account Deficit, then all remaining Losses for such Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 704 of the Code and the Treasury Regulations thereunder.

5.1.2 If during any Fiscal Year there is a change in any Member’s Percentage Interests as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an Ownership Interest, the Profits, Losses, or any other item allocable to the Members under this Agreement for the Fiscal Year shall, subject to the terms of the Purchase Agreement, be allocated among the Members so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method convention or extraordinary item under Section 706 of the Code and the Treasury Regulations promulgated thereunder, as reasonably selected by the Managing Member in consultation with the Members. In furtherance of the foregoing, any such permissible method, convention or extraordinary item selected by the Managing Member shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Managing Member is made by “agreement of the partners” within the meaning of Treasury Regulations section 1.706-4(f).

5.2 Regulatory Allocations. The following special allocations shall be made in the following order:

5.2.1 Except as otherwise provided in Treasury Regulations section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Except as otherwise provided in Treasury Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Year) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2.2 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and is to be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2.3 were not in the Agreement. This Section 5.2.3 is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and is to be interpreted consistently therewith.

5.2.4 If any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2.3 hereof and this Section 5.2.4 were not in the Agreement.

5.2.5 Nonrecourse Deductions for any Fiscal Year shall be allocated pro rata among the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 704 of the Code and the Treasury Regulations thereunder.

5.2.6 Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

5.2.7 To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated: (i) if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, to the Members in accordance with how they would share the allocated item of gain or loss if it were included in computing the Profits or Losses in the Company for the period in which the adjustment occurs; or (ii) if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies, to the Member to which such distribution was made.

5.2.8 Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Unit by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.2.9 Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulations section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations section 1.721-2.

5.3 Curative Allocations. The allocations set forth in Section 5.2.1 through and including Section 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In exercising its discretion under this Section 5.3, the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to be made and offset other prior Regulatory Allocations.

5.4 Tax Allocations.

5.4.1 The income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.4.2 Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member. For the avoidance of doubt and without limiting the foregoing, the traditional method as described in Treasury Regulations section 1.704-3(b) shall be applied with respect to each asset contributed (or deemed contributed) or otherwise owned by the Company as of the Effective Date.

5.4.3 If the Book Value of any Company asset is adjusted pursuant to Section 4.6.3, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.4.4 Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations section 1.704-1(b)(4)(ii).

5.4.5 For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations section 1.752-3(a)(3), such excess nonrecourse liabilities shall be allocated pro rata among the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 752 of the Code and the Treasury Regulations thereunder.

5.4.6 Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses distributions or other items.

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions. Subject to Section 6.5 hereof and any nondiscretionary restrictions or limitations regarding distributions imposed on the Company by the Act or under any loan agreements, other financing documents, or other contracts or agreements to which the Company or its property may be subject, the Managing Member may, in its sole discretion, cause the Company to make distributions of cash or other property in such aggregate amounts as the Managing Member may determine, at any time and from time to time. Except for distributions in connection with the dissolution and liquidation of the Company (to which the provisions of Article XII apply), such distributions, after reducing the distributable cash or other property for any required Tax Distributions to be made pursuant to Section 6.3, shall be made pro rata to the Members in accordance with their respective Percentage Interests.

6.2 Distributions In-Kind. To the extent that the Company makes pro rata distributions of property in-kind to the Members, the Company shall be treated as making a distribution equal to the fair market value of such property for purposes of Section 6.1 and such property shall be treated as if it were sold for an amount equal to its fair market value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article V. The fair market value of such property shall be determined in good faith by the Managing Member.

6.3 Tax Distributions.

6.3.1 If the total distributions of cash and/or other property (based on the fair market value of such other property as determined in good faith by the Managing Member) that otherwise would be distributable to any Member for an Estimated Tax Period (or portion thereof), but without regard to this Section 6.3, are less than the applicable Tax Distribution Amount for such Estimated Tax Period (or portion thereof), then, to the extent available, the Managing Member shall cause the Company to make distributions to such Member (“Tax Distributions”), provided that such Tax Distributions are made pro rata to the Members in accordance with their respective Percentage Interests, in an amount equal to such underage, at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit such Member to timely pay its estimated tax obligations for such Estimated Tax Period (or portion thereof) (and solely in the case of Managing Member, to satisfy its obligations under the Tax Receivable Agreement).

6.3.2 The applicable “Tax Distribution Amount” for a Member for an Estimated Tax Period (or portion thereof) shall be equal to (a) the product of (i) the highest combined effective federal and state income tax rate applicable to an individual or corporate resident in the State of North Carolina, whichever is higher, (after giving effect to income tax deductions (if allowable) for state and local income taxes and excluding, for this purpose, any reduction in rate attributable to Section 199A of the Code) for such Estimated Tax Period (or portion thereof) (the “Assumed Tax Rate”), and (ii) the aggregate amount of taxable income or gain of the Company that is allocated or is estimated to be allocated to such Member for U.S. federal income tax purposes for such Estimated Tax Period (or portion thereof) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount plus (b) solely with respect to Managing Member, to the extent the amounts described in clause (a) are not sufficient to timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit the Managing Member to timely meet its obligations pursuant to the Tax Receivable Agreement (with all Tax Distribution Amounts updated to reflect the final Company tax returns for each applicable taxable year).

6.3.3 The Managing Member may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 6.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Sections 734(b), 743(b), and 754 of the Code. The Assumed Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata to the Members in accordance with their respective Percentage Interests) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period.

6.3.4 All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1.

6.4 Amounts Withheld. To the extent the Company (or any entity in which the Company holds a direct or indirect interest) or the Managing Member is required by law to deduct or withhold any amounts or to make tax payments (including, without limitation, any imputed underpayments under the Code, or similar amounts under state, local, or non-U.S. law) on behalf of or with respect to any Member or in respect of any Redemption, Direct Exchange, conversion of any interest into a Unit, or any other acquisition of Units or Ownership Interests by any Person, or if any entity in which the Company holds a direct or indirect interest is required to withhold on amounts payable to the Company or its Subsidiaries as a result of the status (e.g., based on tax residency or treaty qualification status) of a Member, the Managing Member may deduct or withhold or cause the Company (or other applicable withholding agent) to deduct or withhold any such amounts and to make any such tax payments as so required without any gross-up payments owed to the applicable Member or other Person. All such amounts deducted or withheld, or to be deducted or withheld, or payments made, or to be made, on behalf of a Member or as a result of the status of a Member (“Tax Withholding/Payment Amounts”) shall, at the option of the Managing Member, (a) be promptly paid to the Company (or the Managing Member, as applicable) by the Member or other Person on whose behalf such Tax Withholding/Payment Amounts were made or are to be made (either before the deduction or withholding (e.g. if there is no cash payment from which to withhold) or payment is required to be made or after the Managing Member, the Company (or other applicable withholding agent) undertakes such deduction or withholding or makes such tax payment), or (b) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects option (b) pursuant to the preceding sentence for repayment of a Tax Withholding/Payment Amount by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Withholding/Payment Amount. At the reasonable request of the Managing Member, the Company, or any applicable withholding agent, the Members (or other applicable Persons) shall provide the Managing Member, the Company, or other applicable withholding agent with any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8, as applicable, or any other information or form that is relevant to determine whether any deduction or withholding is required. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member, and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax, interest or imputed underpayments under Section 6232(a) of the Code, or similar amounts under state, local, or non-U.S. law) with respect to income attributable to or distributions or other payments or property deliverable to such Member, including any amounts required to be deducted or withheld in respect thereof. Each Member’s obligations under this Section 6.4 shall survive the dissolution, liquidation and winding up of the Company for the applicable statute of limitations period and shall survive any partial or complete transfer or redemption of a Member’s Units or Ownership Interest in the Company. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 6.4, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been required to be paid.

6.5 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate applicable law or the terms of any indebtedness of the Company.

6.6 Right of Set-Off. The Managing Member shall have the right to cause the Company to apply all or any portion of any amount of a distribution otherwise distributable to a Member against any advances or other sums then due and owing to the Company from or on behalf of such Member, including, without limitation, advances under Section 6.4 that are not repaid. The portion of any such distribution so applied as a set-off against amounts due and owing shall, even though not physically distributed to the Member, be treated as a distribution with respect to the Member’s Units for purposes of this Agreement, including, but not limited to, the determination of the Member’s Capital Account balance and the amount of future allocations and distributions to which the Member is entitled. In addition, to the extent the amount applied is being set off for payment of an unpaid Capital Contribution, the amount shall be treated as a Capital Contribution by the Member as of the date of the distribution so applied.

ARTICLE VII

BOOKS AND RECORDS

7.1 Books, Record and Financial Statements.

7.1.1 The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional Members or substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

7.1.2 At all times during the continuance of the Company, the Managing Member shall cause the Company to maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.

7.1.3 All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours. Such right of inspection and examination may be exercised through any agent or employee of a Member designated by it or by an attorney or independent certified public accountant designated by such Member. Such Member shall bear all expenses incurred in any examination made on behalf of such Member.

7.2 Accounting Methods. For financial reporting purposes and for purposes of determining Profits and Losses and other items required to be allocated pursuant to Article V, the books and records of the Company shall be kept on the accrual method of accounting, in accordance with GAAP consistently applied, and to the extent inconsistent therewith, in accordance with this Agreement. Such books and records and the entries therein shall reflect all Company transactions and be appropriate for the Company’s business.

7.3 Audit. The financial statements of the Company, or of the Managing Member if such statements are prepared solely on a consolidated basis with the Managing Member, shall be audited at the end of each Fiscal Year by the Company’s independent certified public accountant, with each such audit to be accompanied by a report of such accountant containing its opinion, addressed and provided to each of the Members. The cost of such audits shall be an expense of the Company. A copy of any such audited financial statements and accountant’s report, and any management letters from such accountants, shall be provided to the Members promptly upon receipt by the Company thereof. The Managing Member may select and change the Company’s independent public accountants.

ARTICLE VIII

TAX MATTERS

8.1 Partnership Representative.

8.1.1 The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223 of the Code for U.S. federal income and applicable state and local income tax purposes (the “Partnership Representative”). For each taxable year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local law. Each Member, by execution of this Agreement, hereby consents to the appointment of the Managing Member as Partnership Representative as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or applicable state or local law to cause such designation.

8.1.2 Subject to the terms of this Agreement and the Purchase Agreement, the Partnership Representative shall have the power and authority to (a) make any election under Sections 6221-6241 of the Code, and (b) shall have all other rights and powers granted under the BBA Audit Provisions with respect to the Company and its Members. If the Partnership Representative causes the Company to make an election under Section 6226(a) of the Code or any successor provision (or any analogous provision of state, local, or non-U.S. law), each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Section 6225(d)(1) of the Code or similar concept under applicable state, local law, or non-U.S. law), shall take any adjustment to income, gain, loss, deduction, credit, or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. law) into account as provided for in Section 6226(b) of the Code (or similar concept under applicable state, local, or non-U.S. law).

8.1.3 Each Member agrees to cooperate in good faith with the Partnership Representative with respect to its rights and responsibilities hereunder, including timely providing any information and complying with any requirements that are necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly), or to make any election permitted by this Agreement and the Code or other relevant tax law unless such Member is restricted from providing such information under any applicable law. Subject to the foregoing, each Member shall provide the Partnership Representative with reasonable advance notice prior to treating any Company item inconsistently on such Member’s tax return with the treatment of the item on the Company’s tax return or prior to independently acting with respect to tax audits, examinations, or other proceedings affecting the Company.

8.1.4 The Partnership Representative shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

8.1.5 In connection with any of the actions set forth in this Section 8.1, the Partnership Representative, after consulting with the Company’s tax or accounting advisors, has the authority to determine the proper tax and accounting treatment of such action in the Partnership Representative’s reasonable discretion and in reliance upon the applicable Code and Treasury Regulations promulgated thereunder.

8.1.6 Any direct, out-of-pocket expense incurred by the Partnership Representative in carrying out the obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Partnership Representative shall be reimbursed. In addition, if the Company incurs any liability for taxes, interest, or penalties by reason of an Internal Revenue Service audit under the BBA Audit Provisions or a similar liability by reason of an audit by a state, local, or other government tax authority (the “LLC Tax Costs”), then the Partnership Representative may require the Members (including any former Member) to whom such liability relates, as reasonably apportioned and determined in good faith by the Managing Member based on consultation and advice from the Company’s professional tax advisors, to pay, and each such Member (including any former Member) hereby agrees to pay, such amount to the Company of the LLC Tax Costs as is attributable to the Ownership Interest of the current or former Member for the taxable period at issue. Any such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Members, and shall not be treated as a Capital Contribution in any respect except for the limited purpose of crediting the holder’s Capital Account therefor if and as may be required by the Treasury Regulations or other applicable federal tax authority.

8.1.7 Any such amount not paid by a current or former Member at the time reasonably requested by the Partnership Representative shall accrue interest at the rate set by the Partnership Representative (not to exceed the maximum rate permitted by law), compounded monthly, until paid, and such current or former Member shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages. Without reduction in the obligation of a current or former Member under this Section 8.1, any amount paid by the Company that is attributable to a current or former Member, as determined by the Partnership Representative in its reasonable discretion, and that is not paid by such a current or former Member as provided herein, may be treated as a distribution, or other payment of any amount payable or to be paid, by the Company to such a current or former Member. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability for LLC Tax Costs allocated to such Member with respect to the Units of such Member.

8.1.8 The Company shall not be obligated to pay any fees or other compensation to the Partnership Representative in its capacity as such. However, the Company shall reimburse and indemnify and hold harmless the Partnership Representative (and any “designated individual”) for any and all out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Partnership Representative (or “designated individual”).

8.1.9 This Section 8.1 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Ownership Interest, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

8.2 Section 754 Election. The Company (and to the extent provided in the Tax Receivable Agreement, each Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes) shall have in effect an election under Section 754 of the Code for the taxable year in which the date of this Agreement occurs and shall maintain and keep such election in effect at all times. Each Member shall, upon request of the Partnership Representative, supply the information necessary to give effect to any such election.

8.3 Other Tax Matters.

8.3.1 Tax Returns.

8.3.1.1 The Managing Member shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 8.3.1.

8.3.1.2 For any taxable period that ends on or before, or includes, the Effective Date, the Managing Member shall (a) cause the tax returns of the Company for such taxable period to be prepared in a manner consistent with the past practices of the Company, unless otherwise required by applicable law, and (b) submit such tax returns to the Member Representative for review no later than thirty (30) days prior to the due date for filing such tax returns (taking into account applicable extensions) and all reasonable comments received from the Member Representative no later than five (5) days prior to the due date for filing any such tax returns (taking into account applicable extensions) shall be incorporated in such tax returns.

8.3.1.3 On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

8.3.1.4 As soon as reasonably practicable after the end of a Fiscal Year, the Managing Member shall cause the Company to provide to the Member Representative, on behalf of each Member, a statement showing an estimate of each Member’s state tax apportionment information and each Member’s estimated allocations of taxable income, gains, losses, deductions and credits for such Fiscal Year and, as soon as reasonably practicable following the end of the prior Fiscal Year, the Managing Member shall cause the Company to provide to the Member Representative, on behalf of each Member, a statement showing each Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed Internal Revenue Service Schedule K-1 (and, if applicable, completed Schedules K-2 and K-3) (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). For as long as the Member Representative holds 10% or more of the outstanding Common Units of the Company, (i) upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Managing Member on such Draft Tax Statements and (ii) the Managing Member shall incorporate all reasonable comments received from the Member Representative during the thirty (30) day review period and such statements, reflecting the Member Representative’s reasonable comments, shall be the (“Final Tax Statements”). The Managing Member shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) days of such statements becoming Final Tax Statements.

8.3.1.5 For as long as the Member Representative holds 10% or more of the outstanding Common Units of the Company, (i) at least thirty (30) days prior to the due date for the filing of any tax return of the Company or any Company Subsidiary, the Managing Member shall send a draft of such tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment and (ii) the Managing Member shall incorporate all reasonable comments received from the Member Representative at least five (5) days prior to the due date for the filing of any such tax return.

8.4 Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the Purchase Agreement, the Previous Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the Tax Receivable Agreement or the Warrant Agreements, the Managing Member shall have the authority to, and shall, take any steps it determines are necessary or appropriate to prevent the Company from being taxable as a corporation for U.S. federal income tax purposes. In furtherance of the foregoing, except with the consent of the Managing Member, no Transfer by a Member of its Units (including any Redemption, Direct Exchange, conversion of any Ownership Interest into a Unit or any other acquisition of Units by any Person or the Company) may be made to or by any Person if such Transfer, Redemption, Direct Exchange, conversion, acquisition or other action could result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code).

8.5 Post-Closing Covenants. Without the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), with respect to any Flow-Thru Tax Returns of the Company or any Subsidiary of the Company, the Managing Member shall not cause or permit the Company or any Subsidiary of the Company to (a) make, change or revoke any election of the Company or any Subsidiary of the Company with retroactive effect to any taxable period (or portion thereof) ending on or before the Effective Date, or (b) initiate discussion, voluntary disclosure or examination with any taxing authority regarding such taxes or tax returns of the Company or any Subsidiary of the Company for any taxable period (or portion thereof) ending on or before the Effective Date.

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1 Exculpation.

9.1.1 A “Covered Person” shall mean any Member, any Affiliate of a Member, any partner, shareholder, member, director, officer, agent, or employee of any Member or of any Affiliate of any Member, the Managing Member, any director, officer, agent, or employee of the Company or of any of its Subsidiaries, and any Person who, at the request of the Company serves in any capacity on behalf of another entity, including, without limitation, any director, officer or employee of the Managing Member. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except (a) a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, or knowing violation of the law or of this Agreement, (b) as provided in the Act in the case of the Managing Member for any liability or damages therefor arising by reason of the failure of the Managing Member to comply with the duties and standards of conduct set forth under section 57D-3-21 of the Act, as modified or eliminated by this Agreement, or as otherwise imposed by the Act or other applicable law, or (c) as provided in the Act in the case of the Managing Member or a Member in the circumstances provided in section 57D-4-06(b)(2) of the Act.

9.1.2 A Covered Person shall be fully protected in relying in good faith upon the records of the Company (or such other entity which he or she serves) and upon such information, opinions, reports or statements presented to the Company (or such other entity which he or she serves) by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who in the reasonable belief of such Covered Person has been selected with reasonable care by or on behalf of the Company (or such other entity which he or she serves), including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.1.3 Any repeal or modification of this Section 9.1 shall not adversely affect the right or protection of the Managing Member or a Member existing at the time of such repeal or modification.

9.2 Indemnification by the Company.

9.2.1 To the fullest extent permitted by law, the Company shall indemnify any Covered Person to the extent and in the manner specified in this Section 9.2; provided, however, that no Member is to be reimbursed or indemnified by the Company for any federal, state or local income, estate, gift or other taxes imposed on the Member or its ultimate owners by reason of (a) such Member’s having, selling or otherwise transferring any Units or Ownership Interest in the Company or (b) allocation of income or gain from the Company or the Company’s being treated as a flow-through entity, and not a separate taxable entity, for purposes of income tax laws.

9.2.2 A Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of alleged acts or omissions in his capacity as a Covered Person (a “Covered Proceeding”), other than a Covered Proceeding brought by or in the right of the Company or the Members generally, shall be indemnified and held harmless by the Company from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts which the Covered Person may actually and reasonably incur in connection with or by reason of such Covered Proceeding, by reason of any acts, omissions, or alleged acts or omissions committed directly or indirectly on behalf of the Company (whether or not the Covered Person is still acting in such capacity at the commencement of or during such Covered Proceeding), except to the extent that such act or omission was done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or except to the extent that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe his conduct was unlawful. The termination of any Covered Proceeding by judgment, order, conviction, plea, settlement, or its equivalent, shall not of itself create a presumption that the act or omission was done fraudulently or in bad faith or as a result of wanton or willful misconduct or, with respect to any criminal Covered Proceeding, that the Person had reasonable cause to believe that his conduct was unlawful.

9.2.3 A Covered Person who was or is a party, or is threatened to be made a party, by reason of alleged acts or omissions in his capacity as a Covered Person, to any Covered Proceeding brought by or in the right of the Company or of the Members generally to procure a judgment in its or their favor, shall be indemnified and held harmless as set forth in Section 9.2.2 to the extent that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company. If the Covered Person shall have been adjudicated by final and nonappealable order in such Covered Proceeding to be liable to the Company or to the Members generally, then the indemnification provided for in the preceding sentence shall apply only to the extent that the tribunal having jurisdiction over such Covered Proceeding shall determine that, despite the adjudication of liability, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to such indemnification.

9.2.4 The Company shall pay, (a) from the inception of a Covered Proceeding and for its entire duration, all costs and expenses of the Covered Person with respect to such Covered Proceeding as they become due, including without limitation reasonable legal fees and expenses, and (b) in connection with the termination of a Covered Proceeding (whether or not appellate or other review proceedings are taken or contemplated), all judgments, fines, settlement payments, other costs and expenses (including reasonable legal fees and expenses) and other amounts incurred by the Covered Person, provided that in each case described in clause (a) or (b), the Covered Person shall have delivered to the Company a written undertaking to repay all such amounts to the Company to the extent it is determined, as provided in Section 9.2.2 or Section 9.2.3, that the Covered Person is not entitled to indemnification with respect to part or all of the amounts paid.

9.2.5 The Managing Member shall control the defense of any Covered Person in a Covered Proceeding as well as any settlement with respect to such Covered Person, including, without limitation, the selection and direction of counsel. The Covered Person shall not consent to the entry of any judgment or other dispositive order or to any settlement without the consent of the Managing Member. The Managing Member and counsel selected by it shall not consent to the entry of any judgment or other dispositive order as to the Covered Person which does not provide for a complete and unconditional release of all liability in favor of the Covered Person.

9.2.6 The obligations of the Company under this Section 9.2 shall be enforceable solely against the assets of the Company, and not against the assets of any Member, of any securityholder of the Managing Member, or of any officer, director, agent, or employee of the Company or the Managing Member. The provisions of this Section 9.2 are solely for the benefit of the Covered Person and his, her, or its heirs, personal representatives, successors, and assigns.

9.2.7 The rights and remedies granted a Covered Person by this Section 9.2 shall be in addition to, and not in lieu of, (a) any and all rights and remedies available to a Covered Person against the Company or any other Person, whether conferred by any provision of law, by any agreement, bylaw, articles of incorporation, or other document, or by any resolution or other action, and (b) any and all rights and claims available to a Covered Person under any policy of insurance. Amounts payable under this Section 9.2 shall not be reduced or deferred by reason of any such other rights, remedies, or claims which may be available to a Covered Person, provided however, that a Covered Person shall have only one satisfaction with respect to amounts incurred, and provided further, that the Company shall be subrogated to a Covered Person’s claims against other Persons and under any policy of insurance, to the extent of payments made by the Company to such Covered Person under this Section 9.2. Notwithstanding anything herein to the contrary, no Person shall be entitled to any rights under this Section 9.2 without the prior written consent of the Managing Member.

9.2.8 The indemnification provided by this Section 9.2 shall: (a) be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled under any statute, agreement, or otherwise, (b) continue as to a Person who ceases to be the Managing Member or a Member; (c) inure to the benefit of the estate, heirs, executors, administrators, or other successors of an indemnitee; and (d) not be deemed to create any rights for the benefit of any other Person.

9.3 Insurance. The Company may purchase and maintain such insurance with such coverages on behalf of Covered Persons and such other Persons as the Managing Member may determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company (or such other entity which he or she serves), regardless of whether the Company (or such entity) would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons or other parties and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.2.2 above and containing such other procedures regarding indemnification as are appropriate, provided that such contracts and procedures shall not be in derogation of the protections provided by this Article IX. No Covered Person shall be permitted to make a claim under any insurance coverage purchased and maintained by the Company without the prior written consent of the Managing Member. For the avoidance of doubt, any costs or liabilities under any indemnity contract entered into by the Managing Member with a Covered Person shall be paid by the Company.

9.4 Fiduciary Duties and Obligations. Except to the extent required by the Act, neither the Members nor the Managing Member shall have fiduciary duties of loyalty or otherwise with respect to the Company.

ARTICLE X

RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS

10.1 Transfers by the Managing Member. Except as otherwise provided in this Agreement, including in Sections 4.11, 4.12, 4.13 and 10.5, the Managing Member may not Transfer all or any part of its Ownership Interest without the Consent of the Members (other than the Managing Member) holding at least a majority of the aggregate Common Units then outstanding and held by such Members.

10.2 Transfers by Members.

10.2.1 Except as set forth in Section 10.2.2, Section 10.4 or Section 10.5, to the fullest extent permitted by law, no Member may Transfer all or any part of such Member’s Ownership Interests without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. Unless a Transferee is admitted as a substitute Member in accordance with Section 10.3, a Transfer by a Member of all or any part of such Member’s Ownership Interests shall not release such Member from any of such Member’s obligations or liabilities hereunder or limit the Managing Member’s rights with respect to such Member of any nature whatsoever arising under this Agreement; provided, that any such Transferee shall be entitled to allocations and distributions with respect to its Ownership Interests but shall not have any of the other rights of a Member under this Agreement.

10.2.2 The restrictions contained in the first sentence of Section 10.2.1 shall not apply to any of the following (each, a “Permitted Transfer” and each Transferee, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption in accordance with Article XI or (B) a Transfer by a Member to another Member, the Company or any of its Subsidiaries, (ii) a Transfer to an Affiliate of, or owner of an equity interest in, a Member (including any distribution by such Member to its members, partners or shareholders or any redemption of the equity interests in such Member held by one or more of its members, partners or shareholders, and any related distributions or redemptions by such members, partners or shareholders to their respective members, partners or shareholders) or (iii) any Transfer of equity or other interests in such Member (including, for the avoidance of doubt, any Transfers of equity or other interests in the Managing Member) so long as such Transfer is consistent with the terms of any agreement with the Managing Member and/or the Company; provided, however, that (A) the restrictions contained in this Agreement shall continue to apply to the transferred Ownership Interests after any Permitted Transfer of such Ownership Interests, and (B) in the case of the foregoing clause (ii), prior to such Transfer the transferor shall deliver a written notice to the Managing Member, which notice shall disclose in reasonable detail the identity of the proposed Permitted Transferee. Any attempted transfer of Ownership Interests that does not comply with the provisions of this Section 10.2.2 shall be void ab initio and shall not be recognized by the Company for any purpose.

10.3 Certain Provisions Applicable to Transfers. Any Person who acquires Ownership Interests in accordance with this Agreement (“Transferee”) shall be admitted as a Member upon the satisfaction of the following conditions:

10.3.1 the Transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it;

10.3.2 the Transferor and Transferee execute and acknowledge such other instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effect such substitution; and

10.3.3 such Transfer does not (A) cause the Company to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or 7704 of the Code, or (B) cause the Company to become subject to regulation or inspection under the Bank Holding Company Act of 1956, as amended.

For purposes of this Article X, a transaction shall be deemed to be a Transfer, irrespective of its form, if it has economic effect which is substantially equivalent to that of a Transfer under the relevant circumstances.

10.4 Pledges. A holder of Common Units may pledge or grant a security interest in such Common Units subject to the following conditions:

10.4.1 such holder provides thirty (30) days’ prior written notice of the pledge or grant to the Managing Member;

10.4.2 such pledge or grant of security interest shall be made in connection with a bona fide extension of credit by a Person (the “Lender”) who in the ordinary course of such Person’s business engages in such extensions of credit; and

10.4.3 prior to completing such pledge or grant of security interest, such holder shall deliver to the Managing Member an undertaking or other instrument reasonably satisfactory to the Managing Member (and for the benefit of each holder of Common Units) in which the Lender acknowledges and agrees that the exercise by the Lender of remedies involving Transfer of ownership of such shares or of rights appurtenant thereto shall be a Transfer subject to all the terms of conditions of this Agreement.

Notwithstanding the foregoing, the Managing Member may prevent a holder from pledging or granting a security interest in its Common Units if it determines that the exercise of the Lender’s remedies could cause a Transfer otherwise prohibited by this Agreement, including a Transfer prohibited by Section 10.3.2.

10.5 Certain Transactions with Respect to the Managing Member.

10.5.1 In connection with a Change of Control Transaction, each Member shall, and the Managing Member shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Common Units, pursuant to which such Common Units shall be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI and otherwise in accordance with this Section 10.5.1. Any such Redemption pursuant to this Section 10.5.1 shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.5.1, the “Change of Control Date”). From and after the Change of Control Date, (a) the Common Units subject to such Redemption shall be deemed to be transferred to the Managing Member on the Change of Control Date and (b) each such Member shall cease to have any rights with respect to the Common Units subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event of an expected Change of Control Transaction, the Managing Member shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (i) five (5) business days following the execution of a definitive agreement providing for such Change of Control Transaction and (ii) ten (10) business days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.5.1 to effect such Redemption.

10.5.2 In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (a) five (5) business days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (b) ten (10) business days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

10.5.3 In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.5.1 shall take precedence over the provisions of Section 10.5.2 with respect to such transaction, and the provisions of Section 10.5.2 shall be subordinate to provisions of Section 10.5.1, and may only be triggered if the Managing Member elects to waive the provisions of Section 10.5.1.

ARTICLE XI

REDEMPTION

11.1 Redemption Right of a Member.

11.1.1 Each Member (other than the Managing Member and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units in whole or in part (the “Redemption Right”) at any time and from time to time and, to the extent applicable to such Member, following the waiver or expiration of the Lock-Up Period (as defined in the Stockholders’ Agreement), relating to the shares of the

Managing Member that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with copies to the Managing Member. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) business days nor more than ten (10) business days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that the Company, the Managing Member and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further, however, that the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.3 and unless the Redeeming Member has revoked or delayed a Redemption as provided in Section 11.1.2, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

11.1.1.1 the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated); and

11.1.1.2 the Company shall (a) cancel the Redeemed Units, (b) in consideration for the surrender of the Redeemed Units, at the option of the Managing Member, either (i) transfer the Share Settlement to the Redeeming Member or (ii) pay the Cash Settlement to the Redeeming Member, and (c) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant Section 11.1.1 and the Redeemed Units.

11.1.2 A Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

11.1.2.1 any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Securities Exchange Commission or no such resale registration statement has yet become effective;

11.1.2.2 the Managing Member shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

11.1.2.3 the Managing Member shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

11.1.2.4 the Redeeming Member is in possession of any material non-public information concerning the Managing Member, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Managing Member does not permit disclosure of such information);

11.1.2.5 any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the Securities Exchange Commission;

11.1.2.6 there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

11.1.2.7 there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Redemption;

11.1.2.8 the Managing Member shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

11.1.2.9 the Redemption Date would occur three (3) business days or less prior to, or during, a Black-out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.1.2, the Redemption Date shall occur on the fifth (5th) business day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Managing Member, the Company and such Redeeming Member may agree in writing).

11.1.3 The number of shares of Class A Common Stock (together with any Corresponding Rights) applicable to any Share Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

11.1.4 In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

11.1.5 Notwithstanding anything to the contrary contained herein, neither the Company nor the Managing Member shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Managing Member) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

11.2 Contribution of the Managing Member. In the case of a Share Settlement, unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 11.1.2, subject to Section 11.5, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (a) the Managing Member shall make a Capital Contribution to the Company (in the form of the Share Settlement), and (b), the Company shall issue to the Managing Member a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member.

11.3 Direct Exchange Right of the Managing Member.

11.3.1 Notwithstanding anything to the contrary in this Article XI (without limitation to the rights of the Members under this Article XI, including the right to revoke a Redemption Notice), the Managing Member may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as applicable, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and the Managing Member, on the other hand (a “Direct Exchange”), rather than contributing the Share Settlement or the Cash Settlement, as applicable, to the Company for purposes of the Company to redeem the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable. Upon such Direct Exchange pursuant to this Section 11.3, the Managing Member shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

11.3.2 The Managing Member may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article XI and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Managing Member at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

11.3.3 Except as otherwise provided by this Section 11.3, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Managing Member had not delivered an Exchange Election Notice and as follows:

11.3.3.1 the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units to the Managing Member;

11.3.3.2 in consideration for the Transfer and surrender of the Redeemed Units, the Managing Member shall, at its option, either (i) transfer the Share Settlement to the Redeeming Member or (ii) pay the Cash Settlement to the Redeeming Member; and

11.3.3.3 the Company shall (x) register the Managing Member as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 11.3 and the Redeemed Units, and issue to the Managing Member a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 11.3.

11.4 Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation. At all times the Managing Member shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption; provided that nothing contained herein shall be construed to preclude the Managing Member from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Managing Member). Subject to the terms of the Registration Rights Agreement, the Managing Member shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption to the extent a registration statement is effective and available with respect to such shares. The Managing Member shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities laws). The Managing Member covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption shall, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Managing Member’s certificate of incorporation (if any).

11.5 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Common Units following such Redemption, the Redeeming Member. No Redemption shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

11.6 Tax Treatment. Unless otherwise required by applicable law including a determination of an applicable taxing authority that is final, the parties hereto agree to treat any Redemption or Direct Exchange as a direct exchange between the Managing Member and the Redeeming Member for U.S. federal and applicable state and local income tax purposes and each of the Company, the Managing Member and the applicable Redeeming Members and their respective Affiliates shall report any Redemption or Direct Exchange consistent therewith for all U.S. federal and applicable state and local income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

ARTICLE XII

DISSOLUTION

12.1 Dissolution.

12.1.1 The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the first of any of the following events (a “Dissolution Event”): (a) if the Company’s Articles of Organization are subsequently amended to provide for a definite period of duration for the Company’s existence, the close of business on the last day of such period, (b) the written agreement of all the Members; or (c) dissolution required by operation of law. Notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event as set forth above.

12.1.2 Upon the dissolution of the Company, the business and affairs of the Company shall terminate and be wound up, and the assets of the Company shall be liquidated under this Article XII. Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a complete winding up and liquidation of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 12.3. Until such time, the Members shall continue to share Profits and Losses and other items required to be allocated under Article V in the same manner as before the dissolution of the Company. Upon dissolution of the Company, the Managing Member may cause any part or all of the assets of the Company to be sold in such manner as the Managing Member may determine in an effort to obtain the best prices for such assets; provided, however, that the Managing Member may, in its discretion, distribute assets of the Company in kind to the Members to the extent practicable.

12.1.3 Upon the dissolution of the Company, the Managing Member shall promptly notify each of the Members of such dissolution.

12.2 Articles of Dissolution. In connection with a Dissolution Event and the commencement of winding up of the Company, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of the State of North Carolina as may be required under the Act. In addition, at that time or such other time or times as may be required in connection with the Company’s dissolution and winding up, the Managing Member (or such other Person or Persons as may be responsible for the Company’s liquidation) shall make any other filings, cancel any other filings that are required to, or should, be canceled, and take such other actions as may be necessary to wind up and liquidate the Company.

12.3 Liquidation Priorities. In settling accounts after dissolution of the Company, the assets of the Company shall be paid in the following order and priority:

(a) first, to the creditors of the Company, in the order of priority as provided by law, excluding to Members with respect to their Units or Capital Contributions, but including Members on account of any loans made to, or other debts owed to them by, the Company;

(b) next, to the establishment of such reserves for contingent liabilities and costs of liquidation as the Managing Member may reasonably determine; and

(c) the balance, if any, to the Members, after giving effect to all contributions, distributions and allocations for all periods, in accordance with Section 6.1.

Distributions upon liquidation of the Company (or any Member’s Ownership Interest in the Company) and related adjustments shall be made by the end of the taxable year of the liquidation (or, if later, within ninety (90) days after the date of such liquidation) or at such other time as may be permitted by the Treasury Regulations.

12.4 Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3 in order to minimize any losses otherwise attendant upon such winding up and liquidation. The Company must set aside adequate reserves to discharge all costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination so that all distributions in kind to Members shall be free and clear of such costs, expenses, and liabilities. The distribution of cash and/or property to a Member in accordance with the provisions of Section 12.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of and with respect to their Ownership Interest and all the Company’s property. To the extent that a Member returns funds to the Company, such Member has no claim against any other Member for those funds.

12.5 Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

12.6 No Deficit Restoration Obligation. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g), if any Member has a Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all fiscal years, including the fiscal year in which the liquidation occurs), such Member shall not have any obligation to make any Capital Contribution to the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

ARTICLE XIII

PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS

13.1 Procedures for Actions and Consents of Members. The actions requiring Consent of any Member or Members pursuant to this Agreement, including Section 3.6 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.

13.2 Actions and Consents of Members.

13.2.1 Meetings of the Members may be called only by the Managing Member to transact any business that the Managing Member determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of Members holding a majority of the outstanding Units held by the Members entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Members. Whenever the vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members by written Consent in accordance with the procedure prescribed in Section 13.2.2 hereof.

13.2.2 Any action requiring the Consent of any Member or group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so specified by the Managing Member. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent to the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

13.2.3 Each Member entitled to act at a meeting of the Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. Every proxy shall be revocable in the discretion of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

13.2.4 The Managing Member may set, in advance, a record date for the purpose of determining the Members (a) entitled to Consent to any action, (b) entitled to receive notice of or vote at any meeting of the Members, or (c) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment at such meeting.

13.2.5 Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation of the foregoing, meetings of Members may be held at the same time as and as part of, and conducted in the same manner as, the meetings of the Managing Member’s stockholders.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, addressed as follows:

(a) If given to the Company, to the Managing Member at the address for such Member set forth on Exhibit A; and

(b) If given to any Member or any of such Member’s members or shareholders, at its address set forth on Exhibit A.

All notices required or permitted by this Agreement shall be given by overnight first-class mail, postage prepaid, sent by commercial overnight courier service or by electronic mail (with a subject indicating that it is a notice pursuant to this Agreement). Any such notice shall be deemed to have been duly given or made and to have become legally effective, in each case, only at the time of receipt thereof by both the primary Person to whom it is directed and each Person to whom a copy is required to be sent in accordance with Exhibit A. Any provision in this Agreement referring to the “giving” or “delivery” of a notice shall be construed in accordance with the preceding sentence.

14.2 Waiver. No consent or waiver, express or implied, by the Company, the Managing Member, or any Member to or for any breach or default by the Company, the Managing Member, or any Member in the performance by the Company, Managing Member, or such Member of his, her, or its obligations under this Agreement may be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by the Company, the Managing Member, or such Member of the same or any other obligations of the Company, the Managing Member, or such Member under this Agreement. Failure on the part of the Company, Managing Member, or any Member to complain of any act or failure to act of the Company, any Manager, or any Members or to declare the Company, any Manager, or any Members in default, regardless of how long such failure continues, shall not constitute a waiver by the Company, a Manager, or such Member of his, her, or its rights hereunder.

14.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.4 Binding Effect. Subject to other applicable provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, heirs, legal representatives and assigns. Whenever any provision of this Agreement refers to a Member, such provision shall be deemed to refer also to any Transferee of an Ownership Interest of such Member, subject to other applicable provisions of this Agreement.

14.5 Interpretation. All references to “this Agreement” include the exhibits, schedules, and appendixes hereto. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to Sections, subsections, paragraphs or clauses, or to exhibits, schedules or appendixes, shall refer to corresponding provisions of this Agreement. Use of the word “including” shall mean “including without limitation,” unless otherwise stated.

14.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

14.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.8 Integration. This Agreement and all Exhibits hereto, together with all other agreements that shall become effective on the Effective Date, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understanding pertaining hereto.

14.9 Amendments. Except as otherwise specifically provided in this Agreement, this Agreement may be amended, supplemented, waived or modified in whole or in part only by the written consent of all the Members (with the Managing Member acting with the approval of a majority of the disinterested directors of its Board of Directors).

14.10 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.11 Governing Law. The substantive laws of the State of North Carolina govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

14.12 Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum.

14.13 Creditors. None of the provisions of this Agreement are for the benefit of or may be enforceable by any creditors of the Company or of any of its Affiliates, and no creditor that makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time, as a result of making the loan, any direct or indirect interest in Company profits, losses, gains, distributions, capital, or property other than as a secured creditor or unsecured creditor, as the case may be.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in such form as to be binding as of the date first above written.

COMPANY:

LGM ENTERPRISES, LLC, a North Carolina limited liability company

By:	/s/ Thomas James Segrave, Jr.
Name	Thomas James Segrave, Jr.
Title:	Chief Executive Officer

MANAGING MEMBER:

EG ACQUISITION CORP., a Delaware corporation

By:	/s/ Gregg Hymowitz
Name	Gregg Hymowitz
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Operating Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in such form as to be binding as of the date first above written.

MEMBERS:

/s/ Thomas James Segrave, Jr.
Thomas James Segrave, Jr.

/s/ Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave
Thomas James Segrave, Jr. as Custodian for Laura Grace Segrave

/s/ Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave
Thomas James Segrave, Jr. as Custodian for Madison Lee Segrave

/s/ Thomas James Segrave, Jr., as Custodian for Lillian May Segrave
Thomas James Segrave, Jr. as Custodian for Lillian May Segrave

/s/ Thomas James Segrave, Jr., as Custodian for Thomas James Segrave, III
Thomas James Segrave, Jr. as Custodian for Thomas James Segrave, III

[Signature Page to Amended and Restated Operating Agreement]

EXHIBIT A

NAMES AND ADDRESSES OF THE MEMBERS

If to the Company or the Managing Member:

2860 Jetport Road, Kinston, North Carolina 28504

If to the Members:

1.	Member: Thomas James Segrave, Jr.

Address: 2860 Jetport Road, Kinston, North Carolina 28504

2.	Member: Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave

Address: 2860 Jetport Road, Kinston, North Carolina 28504

3.	Member: Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave

Address: 2860 Jetport Road, Kinston, North Carolina 28504

4.	Member: Thomas James Segrave, Jr., as Custodian for Lillian May Segrave

Address: 2860 Jetport Road, Kinston, North Carolina 28504

5.	Member: Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III

Address: 2860 Jetport Road, Kinston, North Carolina 28504

MEMBER SCHEDULE

Member	Common Units
Thomas James Segrave, Jr.	57,530,000
Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave	600,000
Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave	600,000
Thomas James Segrave, Jr., as Custodian for Lillian May Segrave	600,000
Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III	600,000
EG Acquisition Corp.	16,924,976